                                                                    EXHIBIT 12-1

                          CENTERPOINT PROPERTIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                2000       1999       1998       1997       1996
                                              --------   --------   --------   --------   --------
Available earnings:
  Net income................................  $54,686    $48,760    $32,248    $27,260    $14,941
  Add interest expense (1)..................   33,131     21,859     15,476     10,871     10,992
                                              -------    -------    -------    -------    -------
Available earnings (2)......................  $87,817    $70,619    $47,724    $38,131    $25,933
                                              =======    =======    =======    =======    =======
Fixed charges:
  Interest expense..........................  $33,131    $21,859    $15,476    $10,871    $10,992
  Capitalized interest......................    3,404      1,926      2,214        893        142
                                              -------    -------    -------    -------    -------
Total fixed charges.........................  $36,535    $23,785    $17,690    $11,764    $11,134
                                              =======    =======    =======    =======    =======
Ratio of earnings to fixed charges..........     2.40       2.97       2.70       3.24       2.33
                                              =======    =======    =======    =======    =======

------------------------

NOTES:

(1) Interest expense includes amortization of deferred financing costs.

(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.

                                      F-35